EXHIBIT 10.59

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made and entered into as of the 31st day of May, 2005 (“Effective Date”), by and between GLOBAL CONCORD OPERATING COMPANY, LLC, a Delaware limited liability company (“Seller”), and DIGITAL CONCORD CENTER, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

A. Seller is the owner of the Property (as such term is hereinafter defined).

B. Seller desires to sell the Property to Buyer, and Buyer desires to purchase the Property from Seller, upon and subject to the terms and conditions of this Agreement.

THEREFORE, in consideration of the terms and conditions contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

1. PURCHASE AND SALE OF PROPERTY

Subject to the terms and conditions of this Agreement, Seller shall sell and convey, and Buyer shall purchase, the following described property (all of which is hereinafter collectively referred to as the “Property”):

1.1 Land. That certain tract of real estate located at 8534 Concord Center Drive, in the City of Englewood, County of Douglas, State of Colorado, as more particularly described in Exhibit “A” attached hereto, together with all easements, covenants, rights, privileges, tenements, hereditaments and appurtenances thereunto now or hereafter belonging or appertaining thereto (collectively, the “Land”).

1.2 Improvements. All of the buildings, structures, fixtures and other improvements owned by Seller, including, without limitation, that certain single-story office and data center building totaling approximately 82,229 rentable square feet with approximately 122 parking spaces, and any and all plumbing, air conditioning, heating, ventilating, mechanical, electrical and other utility systems, parking lots and facilities, landscaping, roadways, sidewalks, recreational facilities, security devices, signs and light fixtures, located on the Land (collectively, the “Improvements”) (the Land and Improvements, collectively, are referred to as the “Premises,” the “Project” or the “Real Property”).

1.3 Tangible Personal Property. All fixtures, machinery, maintenance vehicles and equipment, tools, parts, carpeting, window treatments, and other tangible personal property of every kind, excluding Seller’s office equipment, furniture and supplies used in the management of the Property, situated in, on, over and under the Real Property or used in connection therewith, to the extent owned by Seller or in which Seller otherwise has an interest and which is not owned by the Tenants (defined below) under the Leases (as such term is hereinafter defined), together with all replacements and substitutions therefor (the “Tangible Personal Property”), including but not limited to those items set forth on Exhibit ”B” attached hereto.

1.4 Leases and Contracts. All right, title and interest of Seller in and to the Leases and the Approved Contracts (as such term is hereinafter defined).

1.5 Intangibles. All right, title and interest of Seller, if any, in and to any transferable warranties or guaranties issued in connection with the Improvements or the Tangible Personal Property, and any other intangible personal property to the extent owned by Seller or in which Seller otherwise has an interest, if any, and used in connection with the Property or the business transacted thereon (collectively, the “Intangible Personal Property”) including, without limitation, to the extent assignable, all land use entitlements, development rights, licenses, permits, authorizations, plans, specifications and any Leases, claims and causes of actions with respect to matters for which Buyer assumes liability pursuant to any of the Transaction Documents (defined below) (or for which Buyer may be subject to liability following the Closing) or the assignment to Buyer is required to enable Buyer to obtain the full benefit of the future ownership of the Property following the Closing, and all books and records relating to the use and operation of the Property (excluding materials relating to any business previously operated by Seller or an affiliate of Seller at the Property).

2. PURCHASE PRICE

The total consideration to be paid by Buyer to Seller for the Property is Sixteen Million Four Hundred Forty-Three Thousand Two Hundred Forty Dollars ($16,443,240.00) (the “Purchase Price”), which Purchase Price (i) shall be subject to adjustment pursuant to Section 5.3, and (ii) shall be paid as follows:

2.1 Earnest Money. Within three (3) business days after the execution of this Agreement by Seller and Buyer, Buyer shall deliver to Commonwealth Land Title Company, 888 West Sixth Street, Los Angeles, California 90017, Attn: Donald Hallman/Liz Aguilar (“Escrowee” or “Title Company”, as the case may be) the sum of One Hundred Sixty-Four Thousand and No/100 Dollars ($164,000.00) in immediately available funds (i.e., cash, cashier’s check or wire transfer of funds) (the “Deposit”). Escrowee shall hold the Deposit and invest the Deposit in an interest bearing savings account, short-term U.S. Treasury Bills or any similar cash equivalent securities as Buyer directs. Any and all interest earned on the Deposit shall be included as (and shall be deemed to be) part of the “Deposit”.

2.1.1 If (i) the Closing (defined below) shall not be consummated by reason of any failure of any condition specified in Section 9.1, (ii) Buyer shall terminate this Agreement pursuant to Section 3.1.7, 4.3, Section 6.1 or Section 7.2, or (iii) Buyer shall terminate this Agreement on account of a Material Seller Default (defined below) hereunder, the Deposit shall be immediately returned by the Escrowee to Buyer. If the Closing contemplated by this Agreement is completed, at the Closing the Deposit shall be delivered by the Escrowee to Seller as payment toward the Purchase Price. If the Closing does not occur and this Agreement is terminated on account of a Material Buyer Default (defined below), the Deposit shall be disbursed in accordance with the provisions of Section 11.2.

2.1.2 At the Closing, Buyer shall pay to Seller the Purchase Price (as adjusted, if at all, pursuant to Section 5.3) by federal funds wire transferred to Escrowee, subject, however, to such adjustments as are required by this Agreement and less the Deposit held by Escrowee (such amount, as adjusted, being referred to as the “Cash Balance”).

3. OPERATION OF PROPERTY/INSPECTIONS.

3.1 Escrow Period For the period (the “Escrow Period”) from and after the date hereof through the Closing Date (defined below):

3.1.1 Operations. Seller shall manage, maintain and operate the Property in accordance with existing business practices and keep the Premises and the Tangible Personal Property in good condition and repair, ordinary wear and tear excepted, and Seller shall make any repairs, improvements and/or replacements required to comply with any governmental order or to avoid breach of any contractual obligation owed to any Tenant or any insurance policy covering the Project. Seller will not make any change in its normal and customary billing practices and shall not knowingly take any action which would materially and adversely impact the income stream, Leases, entitlements or physical condition of the Project, without the prior written consent of Buyer, which consent may be withheld in Buyer’s sole discretion.

3.1.2 Transfer. Prior to the Closing, Seller shall not sell, mortgage, pledge, hypothecate or otherwise transfer or dispose of all or any part of the Property or any interest therein, nor shall Seller subject the Property to any additional liens, encumbrances, covenants, conditions, easements or rights of way which will not be eliminated prior to the Closing, or initiate, consent to, approve or otherwise take any action with respect to any zoning, tax assessment or other laws or governmental rules or regulations presently applicable to all or any part of the Property without the prior written consent of Buyer, which consent (i) shall not be unreasonably withheld before the Contingency Date, and (ii) may be withheld in Buyer’s sole discretion after the Contingency Date.

3.1.3 Leases and Contracts. Prior to the Closing, without the prior written consent of Buyer, which consent may be withheld in Buyer’s sole discretion, Seller shall not enter into any new, or terminate, modify, extend, amend or renew any existing Lease or service, management, maintenance, repair, employment, union, construction, leasing or other contract or agreement affecting the Property or any Contract, except that Seller may enter into any service, maintenance or repair contract in the ordinary course of business provided that such contract terminates (without liability to Buyer and without the need for the payment of any fee by Buyer) on or prior to the Closing Date.

3.1.4 Insurance. Seller shall maintain in full force and effect its existing insurance coverages (the “Insurance Program”).

3.1.5 Notices. From and after the date hereof and continuing through the date of the Closing, Seller shall provide to Buyer, promptly upon (but not later than two (2) business days following) the receipt thereof, copies of all notices, communications and other correspondence (collectively, “Material Communications”) actually received by Seller from or delivered by Seller to any governmental or quasi-governmental agency, any insurance company, any Tenant under any of the Leases or any other party to any agreement binding on Seller or the Property (and which shall be enforceable against the Property or Buyer following the Closing), or otherwise relating to or affecting the ownership or operation of the Property, including, without limitation, in all cases, any notices, communication or correspondence (a) asserting or pertaining to any claims of default, liability or breach on the part of Seller, (b) exercising any rights, including, without limitation, any rights of expansion, extension, contraction, operating expense audit, or termination, (c) relating to any inquiry by any governmental or quasi-governmental official or agency or to any actual, prospective or potential violation, disapproval, termination or revocation of any Law, insurance policy, legal entitlement, permit, or contractual obligation (or any application by Seller with respect thereto), (d) relating in any manner to any Hazardous Materials (defined below) (or any adverse environmental condition) located or released (or potentially located or released) in, on, about, under, or adjacent to the Real Property or any actual or potential physical defect or unhealthy or dangerous condition in, on or about the Real Property, (e) relating to any change (or potential change) in zoning, approvals, land use entitlements or property taxes or assessments affecting the Property, (f) any material communication from any Tenants or prospective Tenants expressing the need to obtain, expand, vacate, or sublease any leased space in the Project or requesting consent to any sublease or assignment, or otherwise providing any material information concerning the present or prospective financial standing of any Tenant, and (g) relating to any other matter relating to the Property but excluding matters relating to any business previously operated by Seller or an affiliate of Seller at the Property.

3.1.6 Inspection Rights.

(a) Buyer and Seller acknowledge and agree that (i) as of the Effective Date, Buyer had begun its review and inspection of the Property, and (ii) Buyer shall have a period commencing on the Effective Date and ending at 5:00 p.m. (Denver, Colorado time) on April 13, 2005 (the “Inspection Period”), within which to (A) conduct any and all engineering, environmental, soils (including invasive testing and borings, subject to Subsection (d) below), economic, feasibility and other studies and tests of the Property which Buyer may, in Buyer’s sole and absolute discretion, deem necessary or helpful to determine whether or not the Property is suitable for Buyer’s intended use, and (B) investigate the title to the Property as reflected by any of the Title Documents. If Buyer does not terminate this Agreement in accordance with the foregoing right, Buyer shall notify Seller in writing of matters contained in the title documents which Buyer approves and of any objections Buyer may have thereto (the “Title Notice”). If Buyer fails to timely deliver the Title Notice to Seller in writing on or before the expiration of the Inspection Period, this Agreement shall terminate, whereupon the Deposit shall be immediately returned to the Buyer by the Escrowee and the parties hereto shall have no further obligations to the other hereunder except as expressly provided herein. If Buyer so notifies Seller before the expiration of the Inspection Period, Seller may, but shall not be obligated to, approve the Title Notice in its sole and absolute discretion and/or elect in its sole and absolute discretion, to undertake to eliminate or modify any unacceptable matters to the satisfaction of Buyer or to disapprove the Title Notice. In the event Seller elects to approve the Title Notice and/or to effectuate the elimination or modification of any matters Buyer objects to in the Title Notice, Seller shall notify Buyer in writing of same (the “Cure Notice”) within one (1) business day after receipt of the Title Notice (“Cure Notice Period”). Seller shall be deemed to have disapproved the Title Notice if Seller fails to deliver the Cure Notice prior to the end of the Cure Notice Period, whereupon this Agreement shall terminate and the Deposit shall be immediately returned to the Buyer by the Escrowee and the parties hereto shall have no further obligations to the other hereunder except as expressly provided herein. If Seller approves the Title Notice but elects not to eliminate or modify such any title matters to which Buyer has objected in the Title Notice. Buyer may, within one (1) business day after the end of the Cure Notice Period (“Final Title Period”), by written notice to Seller (“Supplemental Title Notice”), either (i) unconditionally waive any objection contained in the Objection Notice which Seller has not elected to eliminate or modify or (ii) terminate this Agreement, in which event the Deposit shall be immediately returned to Buyer and thereafter neither Seller nor Buyer shall have any further duties or obligations hereunder. Buyer shall be deemed to have elected option (ii) in the immediately preceding sentence if Buyer fails to elect option (i) in writing prior to the end of the Cure Notice Period. All title matters approved by Buyer in the Title Notice or the Supplemental Title Notice shall hereinafter be referred to as the “Permitted Exceptions”. Buyer shall have the right to object to any and all new title and survey exceptions appearing of record from and after the expiration of the Inspection Period and prior to the Closing Date.

(b) In the event Buyer does not unconditionally (i.e., Buyer’s approval notice contains a condition to its approval other than an objection to title in Buyer’s Title Notice) notify Seller in writing on or before the expiration of the Inspection Period, that Buyer desires to consummate this Agreement subject to the terms and provisions of this Agreement including, without limitation, the Title Notice/Cure Notice procedure described above, then, and in such event, this Agreement shall terminate, whereupon the Deposit shall be immediately returned to the Buyer by the Escrowee and the parties hereto shall have no further obligations to the other hereunder except as expressly provided herein.

(c) At all times during the Escrow Period and all times prior to the Closing: (i) Seller shall make available to Buyer for examination by Buyer and Buyer’s agents and representatives, at the Management Office (defined below), all books, files and records relating to the Property, to the extent in Seller’s possession (or in the possession of any Affiliate (defined below), agent or contractor of Seller, including, without limitation, the property manager) and Buyer shall have the right, subject to Section 8.2, to make such copies of such books, files and records and to extract therefrom such information as it may desire, as well as the right to inspect all income and expenses, profits and losses, and operational results of the Property for the three (3) calendar years prior to the date of Closing and for the current calendar year to date; (ii) Buyer and its agents, engineers, surveyors, appraisers, auditors and other representatives shall have the right to enter upon the Real Property to inspect, examine, survey, obtain engineering inspections, test, appraise, and otherwise do that which, in the opinion of Buyer, is necessary or appropriate in connection with Buyer’s purchase of the Property (and, on or before the Effective Date, Seller shall deliver to Buyer a copy of the existing survey for the Property); and (iii) Buyer may conduct interviews with such Tenants as it shall desire, provided that Buyer has given no less than twenty-four (24) hours notice to Seller prior to any such interview.

EXCEPT AS SET FORTH IN SECTION 7.1, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER TO BUYER AS TO THE ACCURACY OR COMPLETENESS OF THE CONTENT OF ANY DOCUMENTS OR OTHER INFORMATION DELIVERED TO BUYER PURSUANT TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE ACCURACY OR COMPLETENESS OF THE CONTENT OF THE FOREGOING INFORMATION, DOCUMENTS, AND MATERIALS.

(d) Buyer’s rights of entry and inspection pursuant to this Section 3.1.6 shall be subject to the following: (i) such rights of entry and inspection shall be subject to the rights of Tenants (and other occupants and users of the Property) under the Leases; (ii) no inspection shall be undertaken without reasonable prior notice (oral or written) to Seller of not less than twenty-four (24) hours; (iii) no entry, inspection or investigation of the Property shall involve the taking of samples or other physically invasive procedures without the prior written consent of Seller, which consent may be withheld in Seller’s sole and absolute discretion; and (iv) Buyer shall, at its sole cost, fully repair any tangible damage to the Real Property caused by its inspections, tests or studies at the Real Property; provided, however, that, notwithstanding any provision of this Agreement to the contrary, in no case shall Buyer’s obligation to repair damage caused by Buyer’s inspections, tests or studies apply to the extent any such damage to the Real Property (or change in the condition of the Real Property) is the result of (1) the negligence or willful misconduct of Seller, property manager or any of Seller’s employees, agents or contractors, (2) any preexisting Hazardous Materials or (3) any preexisting dangerous or defective condition at the Real Property. Before entering on the Property, Buyer shall deliver to Seller a certificate of insurance evidencing insurance coverage in compliance with the terms of this Subsection. Buyer shall maintain and keep in effect, at Buyer’s sole expense, at all times during the period of this Escrow, a commercial liability insurance policy having a combined liability limit of at least One Million Dollars ($1,000,000) and property damage limits of at least One Million Dollars ($1,000,000). The insurance policy shall be primary and noncontributing with any insurance which may be carried by Seller, and shall name Seller as an additional insured. The insurance policy shall also provide that it may not be canceled or modified without at least thirty (30) days prior written notice to Seller. Buyer shall provide to Seller, upon Buyer’s receipt thereof, copies of all reports, studies, test results and similar data obtained by Buyer in the course of its due diligence investigation, provided that Buyer makes no representation or warranty with respect to any aspect of such materials.

(e) Buyer shall, not less than three (3) business days prior to the Closing, designate those Contracts, if any, that Buyer desires to remain in place and in force following the Closing (the “Approved Contracts”). Prior to or at the Closing, Seller shall, at Seller’s sole cost and expense, take all such action as shall be required or necessary to terminate in full as of the Closing all Contracts which are not Approved Contracts.

4. STATUS OF TITLE TO PROPERTY

4.1 State of Title. At the Closing, Seller shall convey the Property to Buyer, subject only to the matters which are Permitted Exceptions pursuant to this Article 4 (the “Permitted Exceptions”).

4.2 Conveyance of Title. At Closing, the Title Company shall issue to Buyer an American Land Title Association Owner’s Extended Coverage Policy of Title Insurance (Rev. 10/17/92) covering the Property, dated as of the Closing in the full amount of the Purchase Price, together with the endorsements requested by Buyer from the Title Company on or before Closing (collectively the “Title Policy”). Except for the representations and warranties contained in Section 7.1 and the Grant Deed (defined below), (a) the issuance of the Title Policy shall be in lieu of any express or implied warranty of Seller concerning title to the Property. Except for the representations and warranties contained in Section 7.1 and the Grant Deed, Buyer agrees that its only remedy arising by reason of any defect in title shall be against the Title Company and as set forth in and subject to Section 7.3 and (b) Buyer’s acceptance of the Grant Deed (defined below) from Seller for the Property at the Closing on the Closing Date and the issuance of a title insurance policy to Buyer by the Title Company on the Closing Date shall conclusively establish that Seller conveyed the Property to Buyer as required by this Agreement and shall discharge in full Seller’s obligations under this Section 4.2 with respect to title to the Property. The Property shall be conveyed subject to the following matters, which shall be deemed to be “Permitted Exceptions”:

(a) the Leases and any new Leases entered into between the Effective Date and the Closing Date and approved in writing by Buyer in accordance with the terms of this Agreement;

(b) the lien of all ad valorem real estate taxes not yet due and payable as of the Closing Date, subject to adjustment as herein provided; and

(c) Items which constitute Permitted Exceptions under Sections 3.1.6(a) and Section 4.3.

4.3 Pre-Closing Title Defects. In the event that prior to the Closing, Seller shall become aware of any exception to title to the Property not listed on the original preliminary title report or on the survey of the Property (and not constituting a Lease approved by Buyer) (a “New Exception”), Seller shall immediately notify Buyer of the same in writing (which notice shall enclose a true and complete copy of the New Exception in question) (a “New Exception Notice”). Within one (1) business day of Buyer’s receipt of a New Exception Notice (“New Exception Period”), Buyer shall elect in its sole and absolute discretion (by delivery of written notice to Seller) to either (a) approve the New Exception covered by the New Exception Notice (in which case such New Exception will be a Permitted Exception) or (b) object to the New Exception before the end of the New Exception Period, in which event Buyer’s objection shall be treated in the same manner as an objection contained in a Title Notice pursuant to Section 3.1.6(a). In the event Buyer shall not respond (to a New Exception Notice) in writing to Seller within such one (1) business day period, Buyer shall be deemed to have objected to the New Exception under clause (b) above.

5. CLOSING

5.1 Closing Date. The “Closing” of the transaction contemplated by this Agreement (that is, the payment of the Purchase Price, the transfer of title to the Property, and the satisfaction of all other terms and conditions of this Agreement, unless waived by the party to whose benefit any condition runs) shall occur on or before June 7, 2005 (the “Outside Closing Date”), or on such earlier date as Buyer and Seller shall mutually elect in writing (the “Closing Date”), at the office of the Escrowee, or at such other place as Seller and Buyer shall agree in writing.

5.2 Closing Documents Seller. On the Closing Date, Seller shall deliver to Escrowee each of the following (duly executed by Seller, if applicable):

5.2.1.1 a grant deed in the form of Exhibit “D” (“Grant Deed”), subject only to the Permitted Exceptions, sufficient to transfer and convey to Buyer fee simple title to the Real Property as required by this Agreement, and otherwise in form acceptable to the Title Company for purposes of issuing the Title Policy;

5.2.1.2 two duly executed counterparts of a bill of sale in the form of Exhibit “E” attached hereto;

5.2.1.3 a letter to each of the Tenants under the Leases, in the form of Exhibit “F” attached hereto;

5.2.1.4 a letter to each of the other parties to the Approved Contracts, in the form of Exhibit “G” attached hereto;

5.2.1.5 any and all affidavits, undertakings, certificates or other documents required to be delivered by Seller or, subject to the reasonable approval of Seller and its counsel, otherwise customarily required by the Title Company in order to cause it to issue the Title Policy;

5.2.1.6 two counterparts of an Assignment of the Leases, Approved Contracts and Intangible Personal Property in the form of Exhibit “H” attached hereto (the “Assignment of Leases, Approved Contracts and Intangibles”);

5.2.1.7 an updated Rent Roll (as defined below), certified by Seller as being true, accurate and complete as of a date not earlier than five (5) days prior to the Closing Date (the “Updated Rent Roll”);

5.2.1.8 all of the original Leases and Contracts (or if unavailable, copies thereof certified by Seller as true and complete);

5.2.1.9 any and all books, records, documentation or items constituting the Intangible Personal Property in the possession or control of Seller, the property manager, any Seller Affiliate (or the agents or employees of Seller or any Seller Affiliate);

5.2.1.10 all original Tenant Estoppels (as defined in Section 9.1.6) received by Seller;

5.2.1.11 to the extent in the possession or control of Seller, any Affiliate or the property manager (or its agents), all keys and passcards for the Property, with identification of the lock to which each such item relates;

5.2.1.12 Seller’s affidavit stating, under penalty of perjury, Seller’s U.S. taxpayer identification number and that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) (and any similar affidavit that may be required under state law);

5.2.1.13 assignments of all non-cash security deposits under the Leases and all other related documents as are sufficient to enable Buyer to convert the same into cash upon complying with the terms thereof;

5.2.1.14 documentation to establish to Buyer’s reasonable satisfaction the due authorization of Seller’s sale of the Property and Seller’s delivery of the documents required to be delivered by Seller pursuant to this Agreement (including, but not limited to, resolutions of Seller and incumbency certificates of Seller); and

5.2.1.15 all other funds and documents reasonably and customarily required in order to complete the conveyance, transfer and assignment of the Property to Buyer pursuant to the terms of this Agreement, provided that such documents are consistent with the terms of this Agreement, and do not increase Seller’s obligations hereunder or subject Seller to additional liability not otherwise contemplated by this Agreement.

5.2.2 Buyer. On the Closing Date, Buyer shall deliver or cause to be delivered to Seller at Closing each of the following (duly executed by Buyer, if applicable):

5.2.2.1 the Cash Balance;

5.2.2.2 two counterparts of the Assignment of Leases, Approved Contracts and Intangibles;

5.2.2.3 any and all affidavits, undertakings, certificates or other documents customarily required by the Title Company in order to cause it to issue the Title Policy, subject to the reasonable approval of Buyer and its counsel; and

5.2.2.4 all other funds and documents reasonably and customarily required in order to complete the conveyance, transfer and assignment of the Property to Buyer pursuant to the terms of this Agreement, provided that such documents are consistent with the terms of this Agreement, and do not increase Buyer’s obligations hereunder or subject Buyer to additional liability not otherwise contemplated by this Agreement.

5.2.3 Joint. On the Closing Date, Buyer and Seller shall deliver to the other duly executed counterparts of (i) a closing statement (to be prepared by Title Company or Seller and approved by Buyer) and (ii) any transfer tax declarations, change of ownership forms or other similar instruments as may be required by law.

5.3 Credits and Prorations.

5.3.1 Prorations. The following shall be apportioned with respect to the Property, based on the number of days Seller and Buyer each own the Property in the month (or year if applicable) in which the Closing occurs, as of 12:01 a.m. on the Closing Date, as if Buyer were vested with title to the Property during the entire day on the Closing Date:

5.3.1.1 all collected rents and other sums received under Leases, including prepaid rents (“Rents”);

5.3.1.2 nondelinquent taxes (and to the extent the same are Permitted Exceptions, assessments) (including personal property taxes on the Personal Property and rent taxes) levied against the Property;

5.3.1.3 pre-payments and accrued amounts due under any Approved Contracts (defined below) relating to the Property;

5.3.1.4 gas, electricity, water and other utility charges for which Seller is liable, if any; and which are not the obligation of any Tenant, such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing (which Seller shall cause to be read not more than two (2) business days prior to Closing) or, if unmetered, on the basis of a current bill for each such utility;

5.3.1.5 all other ordinary expenses pertaining to the Property (other than insurance premiums which shall not be prorated).

5.3.2 Method of Prorations. Notwithstanding anything contained in the foregoing provisions:

5.3.2.1 At Closing, (A) Seller shall credit to the account of Buyer the amount of all security deposits (together with interest required to be paid thereon, if any) under Leases not previously applied in accordance with the terms of the Leases; (B) Buyer shall credit to the account of Seller all refundable cash or other deposits posted with utility companies serving the Property which are duly assigned to Buyer at the Closing and Seller shall be entitled to recover from the utility companies any such deposits that are not so credited.

5.3.2.2 Buyer and Seller agree to prorate all nondelinquent real estate taxes (and assessments to the extent the same shall constitute Permitted Exceptions) for the period for which such taxes are assessed, regardless of when payable. Any taxes paid at or prior to Closing shall be prorated based upon the amounts actually paid. If taxes (and, to the extent the same are Permitted Exceptions, assessments) for the fiscal year in which Closing occurs have been determined but have not been paid before Closing, Seller shall be charged and Buyer credited at Closing with an amount equal to that portion of such taxes and assessments which relates to the period before the Closing Date. If the actual taxes and assessments are not known at Closing, the proration shall be based upon the most recent assessed values and tax rates. To the extent that the actual taxes and assessments paid differ from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves within 30 days of the issuance of final tax bills, subject to the terms of Section 5.3.2.7.

5.3.2.3 Subject to the provisions of this Section 5.3.2.3, Buyer shall be responsible for the payment of all Tenant Inducement Costs (as hereinafter defined) and leasing commissions which are set forth in a Lease or amendment to Lease entered into after the date hereof with Buyer’s consent in accordance with the provisions of this Agreement. Seller shall be responsible for the payment of all Tenant Inducement Costs and leasing commissions payable prior to the Closing Date which are not described in the preceding sentence and Buyer shall be responsible for all Tenant Inducement Costs and leasing commissions payable following the Closing Date if the same relate to transactions, Leases or Lease amendments executed prior to the date hereof. With respect to Tenant Inducement Costs or leasing commissions relating to Leases, or any modification, amendment, restatement or renewal thereto, executed after the date hereof (referred to as a “New Lease”), Seller and Buyer agree that such costs and commissions shall be prorated over the term of any New Lease with Seller being responsible for a portion of such costs and commissions based on the ratio of base rent payments payable to Seller through the Closing Date to the total base rent payable over the term of the particular New Lease. If, as of the Closing Date, Seller has paid any Tenant Inducement Costs or leasing commissions for which Buyer is responsible pursuant to the forgoing provisions, Buyer shall reimburse Seller therefor at Closing. If, as of the Closing Date, Seller shall not have paid any Tenant Inducement Costs or leasing commissions for which Seller is responsible pursuant to the foregoing provision, Buyer shall receive a credit against the Purchase Price at Closing in such amounts. For purposes hereof, the term “Tenant Inducement Costs” shall mean any payments required under a Lease to be paid by the landlord thereunder to (or for the direct benefit of) the tenant thereunder which is in the nature of a tenant inducement, including specifically, tenant improvement costs, design and refurbishment allowances. The term “Tenant Inducement Costs” shall not include legal fees or loss of income resulting from any free rental period; it being agreed that Seller shall bear the loss resulting from any free rental period until the date of Closing and that Buyer shall bear such loss from and after the Closing Date.

5.3.2.4 All Rent collected by Seller and Buyer after the Closing Date shall be delivered by the recipient as follows: Subject to the provisions of this Section 5.3.2.4, within fifteen (15) days after the receipt thereof, Seller and Buyer agree that all Rent received by Seller or Buyer shall be applied first to then current Rents, and then to delinquent rents, in inverse order of maturity. At Closing, Seller shall deliver to Buyer a schedule of all past due but uncollected Rent and other sums owed by tenants, and Buyer shall include the amount of such Rent and other sums in the first bills thereafter submitted to the tenants in question after the Closing, and shall continue to do so for six (6) months thereafter; all rents thereafter collected shall be the property of Buyer. Following the Closing, Seller shall not separately pursue Tenants for payment of delinquent Rent unless the Tenant in question is no longer a tenant of the Property.

5.3.2.5 Seller, as landlord under the Leases, is currently collecting from tenants additional Rent to cover taxes, insurance, utilities, maintenance and other operating costs and expenses incurred by Seller in connection with the ownership, operation, maintenance and management of the Property (such expenses, collectively “Expenses” and such collections, collectively “Collections”). Collections for the month in which Closing occurs shall be prorated in the same manner as other Rents. Prior to Closing, Seller shall reconcile all Collections and Expenses with the tenants for the calendar year preceding the year in which the Closing occurs. Subsequent to Closing, Buyer shall calculate adjustments for Expenses incurred and Collections received for the year of Closing and shall prepare and present to Seller a calculation of the Collections received and Expenses incurred by each of Seller and Buyer attributable to each party’s period of ownership, together with reasonable verification of same. The parties shall make the appropriate adjusting payment between them within 30 days after delivery to Seller of Buyer’s calculation, it being understood that, in connection with the determination of said adjusting payment, Buyer shall not be responsible to pay to or credit Seller any underpayment by the tenants unless such amounts are actually collected by Buyer. Seller shall indemnify, defend and hold Buyer harmless from and against any and all loss, cost, damage or expense incurred by Buyer (including but not limited to reasonable attorneys’ fees) resulting from any amounts Seller is required to refund or credit to tenants because Collections actually received by Seller for the calendar year preceding the year in which the Closing occurs and prior years and that portion of the calendar year in which the Closing occurs prior to Closing exceeded Expenses for such period (including such amounts arising from tax refunds received by Seller), and at Buyer’s request, Seller shall pay directly to such tenants such amounts which are payable to the tenants under the Leases and deliver to Buyer evidence of such payment.

5.3.2.6 Seller shall pay all utility charges and other operating expenses attributable to the Property for all periods prior to the Closing Date (except for those utility charges and operating expenses payable directly to the utility company or service provider by Tenants in accordance with the Leases (“Direct Charges”)) and Buyer shall pay all utility charges and other operating expenses (other than Direct Charges) attributable to the Property for the periods on or after the Closing Date. To the extent that the amount of actual consumption of any utility services is not determined prior to the Closing Date, a proration shall be made at Closing based on the last available reading and post-closing adjustments between Buyer and Seller shall be made within twenty (20) days after the date that actual consumption for such pre-closing period is determined. Seller shall assign to Buyer any deposits which Seller has with any of the utility services or companies servicing the Property. Buyer shall arrange with such services and companies to have accounts opened in Buyer’s name beginning on the Closing Date. Seller shall take no action to cause any interruption in any utility service to the Property and shall reasonably cooperate (at no expense to Seller) with Buyer’s requests designed to avoid interruptions in service.

5.3.2.7 If at any time following the Closing Date, the amount of an item listed or prorated in any section of this Article 5 shall prove to be incorrect (whether as a result of an error in calculation or lack of complete and accurate information as of the Closing), the party in whose favor the error was made shall promptly pay to the other party the sum necessary to correct such error upon receipt of reasonable proof of such error. The provisions of this Section 5.3.2.7 shall survive the Closing for a period of six (6) months and not be merged therein.

5.3.3 Closing Costs. Each party will pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation (a) all costs and expenses stated herein to be borne by a party, and (b) all of their respective consulting, accounting, legal and appraisal fees. Seller, in addition to its other expenses, shall pay at the Closing (i) the cost of recording the deed, (ii) one-half of all escrow fees, (iii) the cost of the CLTA portion of the premium for the Title Policy, (iv) one-half the cost of the survey, and (v) all sale, documentary, stamp or transfer taxes. Buyer, in addition to its other expenses, shall pay at the Closing (A) the cost of the ALTA portion of the title insurance premium for the Title Policy, (B) the cost of all endorsements to the Title Policy, (C) one-half the cost of the survey, and (D) one-half of all escrow fees. Seller shall be separately responsible for the payment of all fees and commissions owing to or claimed by any real estate broker or finder engaged by Seller pursuant to Section 10 hereof.

5.3.4 Survival. The obligations under this Section 5.3 shall survive the Closing and delivery of the deed to Buyer.

5.3.5 Possession. Upon Closing, Seller shall deliver to Buyer possession of the Property, subject to such matters as are permitted by or pursuant to this Agreement.

6. CASUALTY LOSS AND CONDEMNATION

If, prior to the Closing, the Property or any part thereof shall (i) be condemned or transferred in lieu of condemnation, (ii) become the subject of pending or threatened condemnation proceedings, or (iii) be destroyed or damaged by fire or other casualty, or (iv) be subject to an interruption of utilities or other interruption of the occupancy of Tenants of a duration in excess of thirty (30) consecutive days and affecting not less than ten percent (10%) of the rentable area of the Property (not otherwise covered under clauses (i), (ii) or (iii) above) (an “Interruption Event”), then Seller shall so notify Buyer of such fact or facts in writing, and:

6.1 Material Event. If such event (a) would result (in Buyer’s reasonable opinion) in Restoration Costs (defined below) in excess of Two Hundred Thousand Dollars ($200,000) or (b) would result in any material and adverse loss of parking at the Property (which is defined as the loss of use of twenty (20) or more parking stalls (or reasonable, first-class access thereto), or (c) in the case of a condemnation, would result (in Buyer’s reasonable opinion) in a total condemnation award in excess of Two Hundred Thousand Dollars ($200,000) (any such event is referred to herein as a “Material Event”), then Buyer shall have the option either to (i) terminate this Agreement (by written notice given to Seller within thirty (30) days of receipt of notice of the applicable event) or (ii) subject to the remaining provisions of this Agreement, consummate the purchase transaction contemplated by this Agreement notwithstanding such condemnation, destruction, damage or Interruption Event. “Restoration Costs” means the sum of (i) all costs required or necessary to fully restore all damage to the Project including all parking facilities and amenities (in the case of fire or other casualty) or provide for a fully restored and functioning Project (including all parking facilities and amenities) (in the case of a condemnation) (with the area of loss limited only to the area so condemned)) and (ii) all rental loss and rental abatement to be suffered in connection with the casualty, condemnation or Interruption Event in question. If Buyer elects in its sole discretion to consummate the purchase transaction contemplated by this Agreement, Buyer shall be entitled to receive the condemnation proceeds or approve the settlement of the loss under all policies of insurance applicable to the destruction or damage (or Interruption Event) in question and receive the proceeds of insurance applicable thereto, less, in each instance of condemnation and insurance proceeds, as the case may be, the out of pocket costs (if any) expended by Seller prior to the Closing in the collection thereof or in the restoration of the Property, and at the Closing Seller shall provide a credit against the Purchase Price for Buyer in the amount of the Loss Amount (defined below), and further shall execute and deliver to Buyer all required proofs of loss, assignments of claims and other similar items as shall be required in good faith by Buyer. If Buyer elects to terminate this Agreement pursuant to this Section 6.1, the Deposit shall be returned to Buyer by the Escrowee, in which event this Agreement shall, without further action of the parties, become null and void and neither party shall have any further rights or obligations under this Agreement, except as set forth in Section 12.15; and

6.2 Non-Material Event. If such event is not a Material Event, Buyer shall not be entitled to terminate this Agreement on account of such event, but shall be entitled to receive the condemnation proceeds or approve the settlement of the loss under all policies of insurance applicable to the destruction or damage (or Interruption Event) in question and receive the proceeds of insurance applicable thereto, less, in each instance of condemnation or insurance proceeds, as the case may be, the amount thereof expended in good faith by Seller in the collection thereof or in the Restoration of the Property, and at the Closing, Seller shall provide to Buyer a credit against the Purchase Price for Buyer in the amount of the Loss Amount, and further shall execute and deliver to Buyer all required proofs of loss, assignments of claims and other similar items as shall be required in good faith by Buyer.

6.3 Loss Amount; Cooperation. The “Loss Amount” means the sum of the deductible under Seller’s property damage and rent interruption policies of insurance. Seller shall promptly and expeditiously take all action and execute all such documents (all at Seller’s sole cost and expense) as Buyer shall in good faith request of Seller following the Closing in order that Buyer fully obtain all condemnation and insurance proceeds assigned to Buyer by Seller pursuant to Section 6.1 or Section 6.2. The rights and obligations of Buyer and Seller under Sections 6.1 and 6.2 shall survive the Closing and the delivery of the deed, without restriction as to time.

7. REPRESENTATIONS AND WARRANTIES

7.1 Seller hereby makes the following representations and warranties to Buyer, all of which (i) are material and are being relied upon by Buyer, and (ii) are true, complete and accurate, in all material respects, as of the date hereof and shall be true, complete and accurate, as modified by any Pre-Closing Disclosures (defined below), in all material respects, as of the Closing Date.

7.1.1 Authority. Seller is a limited liability company duly organized or formed, validly existing and in good standing under the laws of the State of Delaware and is in good standing and qualified to do business in the State of Colorado. The execution and delivery of this Contract by Seller and the performance of Seller’s obligations hereunder have been duly authorized by all necessary action. The execution and delivery of this Contract by Seller and the consummation of the transactions contemplated hereby will not, to Seller’s current actual knowledge (i) violate any judgment, order, injunction, or regulation of any governmental entity or (ii) conflict with, or constitute a default under the organizational documents of Seller, any indebtedness, deed of trust, lease or other material agreement to which Seller is a party or by which Seller may be bound. No consent, waiver or approval is required from any person or entity (that has not already been obtained) in connection with the execution, delivery or performance of this Agreement by Seller;

7.1.2 No Other Agreements. Seller has not entered into any currently effective agreement to dispose of its interest in the Property or any part thereof, except for this Agreement.

7.1.3 Books and Records. To Seller’s Knowledge, Seller has made available (and shall make available) to Buyer at all times from and after the Buyer Knowledge Date (defined below) and continuing through the Closing in accordance with the requirements of this Agreement, all Documents and all books, records, reports, documents, notices, orders, correspondence or engineering or other studies relevant to the ownership, construction, development, entitlements, maintenance, leasing, condition or operation of the Property (excluding matters and materials relating to any business previously operated by Seller or an affiliate of Seller at the Property) which are in the possession or control of Seller, its constituent members, its Affiliates or the property manager.

7.1.4 Leases and Tenants. All of the leases, licenses and occupancy agreements (as the same may be amended) affecting the Property and all amendments and guarantees thereof (collectively, “Leases”) (and all of the existing tenants under such Leases (the “Tenants”)) are listed on the rent roll (the “Rent Roll”) attached hereto as Exhibit “I”, and such list of Leases and Tenants is true, correct and complete. To Seller’s Knowledge, the only parties entitled to possession of any part of the Real Property are listed on the Rent Roll (other than subtenants occupying space in the Property). All information described on the Rent Roll is true, complete and correct in all material respects. No rent has been prepaid under any Lease more than thirty (30) days in advance. Seller is the owner of the landlord’s interest under each Lease and has not assigned any interest therein to any other person, except a security interest granted to Seller’s lenders under any loan documents. All of the security deposits previously deposited with the “landlord” under the Leases are described on the Rent Roll and as of the Closing, the landlord under such Leases shall have no obligation to any Tenant with respect to any security or other deposit except for the obligation to return those security deposits described on the Rent Roll. Seller has completed all construction and tenant improvements obligations (and all cash amounts and allowances disbursement obligations) which are the responsibility of the landlord under the Leases (other than maintenance, repair and casualty or condemnation restoration obligations thereunder) and has performed all other obligations of the landlord thereunder which are to be performed prior to the date of this representation and warranty. Seller has not given to, and to Seller’s Knowledge, Seller has not received from, any Tenant any written notice of default under any Lease. To Seller’s Knowledge, neither Seller (as the landlord under the Leases) nor any of the Tenants is in default under any of the Leases and there exist no facts or circumstances that, with the passage of time or the giving of notice, or both, would constitute a default or breach by any party under any Lease. To Seller’s Knowledge, there does not exist any right of offset or abatement (except as set forth in the Leases) or claims in favor of any Tenant under any Lease or any defense against enforcement of any of the terms of (or Tenant obligations under) any Lease, and no such rights of offset or abatement, claims or defenses have been asserted (which remain outstanding), with the result that each Tenant is obligated to pay, and is paying, the rent and other charges due under its Lease, and is fully obligated to perform, and is performing, all other obligations of such Tenant under such Lease.

7.1.5 Brokerage Agreements. Except as described on Exhibit “J” attached hereto (the “Disclosure Schedule”), Seller has no obligation, and following the Closing, Buyer (as owner of the Property) will have no obligation, to pay any broker’s or finder’s commission, fee or other compensation (which remains unpaid) with respect to any past, present or future Lease, lease renewal, lease expansion, sale, financing or similar transaction affecting the Property or any portion thereof (other than any such obligation created by the acts of Buyer).

7.1.6 Contracts. All of the service, management, maintenance, repair, parking, employment, union, construction, and other contracts or obligations relating to the ownership, management, construction, renovation, design, marketing, alteration, security, maintenance, repair or operation of the Property to which Seller is a party, whether written or oral, binding on Seller or the Property (other than the Leases) are listed on Exhibit “K” attached hereto (the “Contracts”), and such list of Contracts is true, correct and complete. Seller has not given to, or to Seller’s knowledge, received from, any other party to any Contract any written notice of default or breach, and to Seller’s Knowledge, no party to any Contract is in default under such Contract and there exist no facts or circumstances that, with the passage of time or the giving of notice, or both, would constitute a default or breach by any party to any Contract.

7.1.7 Foreign Person. Seller is not a “foreign person” as defined in the Code Section 1445 and any related regulations, and is not subject to the provisions of Sections 897(a) or 1445 of the Code related to the withholding of sales proceeds to foreign persons. Seller shall execute at the Closing such certificates or affidavits reasonably necessary to document the inapplicability of the Code sections referred to in this subparagraph. At the Closing, Buyer will have no duty to collect withholding taxes for Seller pursuant to the Foreign Investment in U.S. Real Property Tax Act of 1980, as amended (or pursuant to any comparable state or local statutes or ordinances).

7.1.8 Bankruptcy. Seller has not (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets; or (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets.

7.1.9 Litigation. (a) Seller has not been served with or received any written notice of, and has no knowledge of any pending or threatened litigation, legal proceeding or claim with respect to the Property or any portion thereof or otherwise affecting Seller’s ability to consummate the transactions contemplated by this Agreement, (b) Seller has not received any written notice of, and has no knowledge of, any filed, pending or contemplated condemnation, zoning, entitlements, governmental, nuisance or other proceeding affecting all or any portion of the Property (which remains outstanding) and (c) there are no material outstanding claims on Seller’s insurance policies which relate to the Property.

7.1.10 Violations. Except as described in the Disclosure Schedule, to Seller’s Knowledge, Seller has not received from any governmental authority any written notice of any currently existing non-compliance or violation (excluding noncompliance matters for which there is no obligation of Seller to rectify or cure by a particular date), and to Seller’s Knowledge, there are no instances of non-compliance or violation (excluding noncompliance matters for which there is no obligation of Seller to rectify or cure by a particular date) of any zoning, building, fire, land use, parking, health and safety or other code, statute, ordinance, rule, law or regulation, judgment, order or covenant, condition or restriction (whether federal, state, local or private) applicable to the Property, any portion thereof, or to the use, maintenance or repair thereof. Except as described in the Disclosure Schedule, to Seller’s Knowledge, Seller has not received any notice of any violation (and there does not exist any violation) by Seller or the Property (or any portion thereof) of any reciprocal easement agreement, easement agreement, or covenant, condition or restriction with respect to the Property (or any portion thereof), nor to Seller’s Knowledge, is there any existing state of facts or circumstances or condition or event which could, with the giving of notice or the passage of time, or both, constitute such a violation. Except as described in the Disclosure Schedule, to Seller’s Knowledge, all permits and approvals required to be obtained with regard to operation or occupancy of the Property have been obtained, and are in good standing, and any conditions to the issuance (or continued effectiveness) of such permits and approvals have been complied with.

7.1.11 Title Matters. To Seller’s Knowledge, except as described in the Disclosure Schedule (and except for rights contained in the Leases), there are no (A) unrecorded or undisclosed easements, liens, encumbrances, covenants, conditions, restrictions, instruments or other exceptions which affect title to the Property (and will continue to do so following the Closing) or (B) outstanding rights of first refusal, rights of reverter or options relating to the Property, any portion thereof, or any interest therein.

7.1.12 Hazardous Materials.

(i) Definitions. For purposes of this Agreement:

(a) “Environmental Law(s)” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Sections 9601, et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1801 et seq., and the Clean Water Act, 33 U.S.C. Sections 1251 et seq., as said laws have been supplemented or amended to date, the regulations promulgated pursuant to said laws and any other federal, state or local law, statute, rule, regulation or ordinance applicable to the Property or any portion thereof which regulates or proscribes the use, storage, disposal, presence, cleanup, transportation or release or threatened release into the environment of any Hazardous Material, or requires disclosures relating to the same.

(b) “Hazardous Material” means and includes (i) any substance which is designated, defined, classified or regulated as a hazardous substance, hazardous material, hazardous waste, pollutant or contaminant under any applicable Environmental Law, as currently in effect or as hereafter amended or enacted prior to the Closing Date (ii) any petroleum hydrocarbon, including crude oil or any fraction thereof and all petroleum products, (iii) PCBs, (iv) lead, (v) asbestos and asbestos containing materials (collectively, “ACM”), (vi) any flammable explosive, (vii) any infectious material and (viii) any radioactive material.

(ii) To Seller’s Knowledge, except as described in the Disclosure Schedule, the Tenant Estoppel (defined below) and any other written materials provided by Seller or obtained by Buyer, (A) other than standard office supplies and pesticides used in landscaping or pest control, heating supplies, cooling supplies, water treatment chemicals and other customary chemicals necessary for the customary operation and maintenance of the Property, the Improvements and its components, all of which are stored on the Property only in such amounts as are customary for such uses in connection with comparable projects and in compliance with all applicable Environmental Laws, there are no Hazardous

Materials present in, on, under or about the Real Property, and no Hazardous Materials are stored on, in, under, within or about the Real Property by Seller or any tenant, occupant or user of the Property, (B) there are not now any, and in the past there have not been any, underground or other storage tanks located in, on, under or about the Real Property, (C) there is no friable or other ACM in, on, or under the Real Property, and (D) no permits or approvals are required or are now in force which are applicable to the Real Property or any portion thereof and which are required under any Environmental Laws on account of any storage, use, disposal, manufacture, treatment, release, remediation or transport of any Hazardous Material to, from, on, under, at in or about the Real Property.

(iii) Except as set forth in the Disclosure Schedule, to Seller’s Knowledge, neither Seller nor any other present or former owner, tenant, occupant or user of the Project has used, handled, generated, produced, manufactured, treated, stored, transported, released, discharged or disposed of any Hazardous Material in on, under or from the Property or any portion thereof in violation of any Environmental Law.

7.1.13 Employees. Following the Closing, (a) other than by reason of the promises of Buyer made to such employees (if any), to do so, Buyer shall have no obligation to continue to engage the property manager or to employ any persons currently employed by Seller or the property manager and (b) Buyer shall have no obligation or liability to any current or former employee of Seller or the property manager.

7.1.14 Tax Returns. To Seller’s Knowledge, (a) all tax returns required to be filed with respect to the Property have been timely and accurately filed, (b) all taxes levied or assessed with respect to the Property have been paid, (c) no deficiencies for taxes with respect to the Property have been claimed, proposed or assessed by any taxing authority, (d) there are no pending, ongoing or threatened audits of any tax returns related to the Property, and (e) there are no matters under discussion with any governmental authorities that in either case is likely to result in an additional liability for taxes with respect to the Property.

7.2 Definition of Knowledge. As used in this Section 7, the terms “to Seller’s Knowledge” and (i) shall mean and apply to the actual knowledge of Eric Harrison (the “Involved Party”), who is an officer of Seller and who is directly engaged in the management of the Property and the sale and purchase transaction described herein, and not to any other parties; (ii) shall mean the current actual knowledge of such Involved Party, without any investigation or inquiry of any kind; (iii) shall not mean such Involved Party is charged with knowledge of the acts, omissions and/or knowledge of the predecessors in title to the Property or with knowledge of the acts, omissions and/or knowledge of Seller’s agents or employees; and (iv) shall not apply to or be construed to apply to information or material which may generally or incidentally be in the possession of Seller, but which is not actually known to the Involved Party. Nothing herein shall be construed to imply or mean that the Involved Party has any personal liability for a breach of a representation or warranty.

7.3 Failure of Representation or Warranty/Breach by Seller. If Buyer is aware that any of the representations contained in Section 7 above are not true and correct as of the date hereof or at Closing, Buyer may, at its option, (i) waive such misrepresentations and close this transaction, or (ii) terminate this Agreement by written notice thereof to Seller and to Escrow Holder and the Deposit shall be returned to Buyer, in which event the parties shall have no further right or obligation hereunder except for Buyer’s obligations which are expressly intended to survive. Any claim of Buyer based on an alleged breach or failure of any of Seller’s representations or warranties or any other claim by Buyer against Seller in connection with this transaction shall be made within twelve (12) months following the Closing or shall automatically be null, void and of no force or effect whatsoever and in all events Buyer’s remedies for any such claim or any other claim of a breach by Seller under this Agreement or otherwise in connection with this transaction shall be limited to recovery of damages not to exceed Two Hundred Thousand and 00/100 Dollars ($200,000). In the event the Closing occurs, Buyer hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity or under this Agreement to make a claim against Seller for damages that Buyer may incur, or to rescind this Agreement and the transactions contemplated hereby, as the result of any of Seller’s representations or warranties being untrue, inaccurate or incorrect if Buyer knew (or should have known based on, among other things, the documents made available under this Agreement, or obtained independently by Buyer) that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing and Buyer nevertheless closes hereunder. For purposes hereof, a claim shall be deemed “made” only upon an official filing of an action with respect to such claim with a court of competent jurisdiction.

7.4 Pre-Closing Disclosure. As of Closing, Seller shall be deemed to remake and restate each and all of the representations and warranties set forth in Section 7.1; provided, however, in the event Seller shall become actually aware of any fact, matter or circumstance (a “Changed Fact”) that would make any of Seller’s representations or warranties contained in this Agreement untrue, incomplete or incorrect in any respect (or otherwise believes that any such representation or warranty is inaccurate), Seller shall immediately deliver a full written disclosure (a “Changed Fact Notice”) of such fact or circumstance to Buyer (any such disclosure being referred to as a “Pre-Closing Disclosure”). If any such Changed Fact (individually, or in the aggregate with all other Changed Facts) constitutes a Material Adverse Change (defined below), then Buyer shall, without prejudice to any other rights or remedies Buyer may have hereunder, at law, or in equity, have the right to terminate this Agreement by delivery to Seller of written notice of termination at any time within five(5) business days of Buyer’s receipt of the Changed Fact Notice as to the Changed Fact in question, in which case the Deposit (including all interest thereon) shall be automatically returned to Buyer, and the rights and obligations of each of the parties hereto shall automatically terminate, except Buyer’s rights as to any breach of this Agreement by Seller and any other rights and obligations of the parties hereto which, pursuant to the provisions of this Agreement, survive any such termination. The failure of Buyer to give to Seller said written notice within such five (5) business day period shall be deemed Buyer’s disapproval of such Changed Fact and election to terminate this Agreement. The provisions of this Section 7.4 shall survive the Closing or termination of this Agreement for any cause.

7.5 “AS IS” SALE. BUYER ACKNOWLEDGES AND AGREES THAT, OTHER THAN THE LIMITED REPRESENTATIONS SET FORTH IN SECTION 7 ABOVE, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO THE PROPERTY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. PRIOR TO THE END OF THE INSPECTION PERIOD, BUYER SHALL HAVE THE OPPORTUNITY TO CONDUCT ANY AND ALL INSPECTIONS OF THE PROPERTY TO ITS FULL AND COMPLETE SATISFACTION, AND IF BUYER ACQUIRES THE PROPERTY FROM SELLER, BUYER ACKNOWLEDGES THAT IT HAS THE OPPORTUNITY TO INFORM ITSELF OF ANY AND ALL CONDITIONS OF THE PROPERTY. BUYER ACKNOWLEDGES THAT IT IS FULLY CAPABLE OF EVALUATING THE PROPERTY’S SUITABILITY FOR BUYER’S INTENDED USE. THE PROPERTY IS BEING SOLD AND CONVEYED HEREUNDER AND, UNLESS BUYER TERMINATES THIS AGREEMENT IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT, BUYER AGREES TO ACCEPT THE PROPERTY “AS IS,” “WHERE IS” AND “WITH ALL FAULTS” AND SUBJECT TO ANY CONDITION WHICH MAY EXIST, WITHOUT ANY REPRESENTATION OR WARRANTY BY SELLER EXCEPT AS EXPRESSLY SET FORTH IN SECTION 7 ABOVE. THE PURCHASE PRICE IS A NEGOTIATED PURCHASE PRICE REPRESENTING THE FACT THAT THE PROPERTY IS BEING PURCHASED BY SELLER ON AN “AS IS,” “WHERE IS” AND “WITH ALL FAULTS” BASIS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER HEREBY ASSUMES ALL RISK AND LIABILITY (AND AGREES THAT SELLER SHALL NOT BE LIABLE FOR ANY SPECIAL, DIRECT, INDIRECT, CONSEQUENTIAL, OR OTHER DAMAGES EXCEPT AS SET

FORTH IN AND SUBJECT TO THE LIMITATIONS OF SECTION 7.3) RESULTING OR ARISING FROM OR RELATING TO THE OWNERSHIP, USE, CONDITION, LOCATION, MAINTENANCE, REPAIR, OR OPERATION OF THE PROPERTY. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, BUYER ACKNOWLEDGES AND AGREES THAT NO PERSON ACTING ON BEHALF OF SELLER IS AUTHORIZED TO MAKE, AND BY THE EXECUTION HEREOF BUYER HEREBY ACKNOWLEDGES THAT NO PERSON HAS MADE, ANY REPRESENTATION, AGREEMENT, STATEMENT, WARRANTY, GUARANTY OR PROMISE REGARDING THE PROPERTY, OR THE TRANSACTION CONTEMPLATED HEREIN, OR REGARDING THE ZONING, CONSTRUCTION, PHYSICAL CONDITION OR OTHER STATUS OF THE PROPERTY, AND NO REPRESENTATION, WARRANTY, AGREEMENT, STATEMENT, GUARANTY OR PROMISE, IF ANY, MADE BY ANY PERSON ACTING ON BEHALF OF SELLER WHICH IS NOT CONTAINED HEREIN SHALL BE VALID OR BINDING UPON SELLER.

7.6 Buyer’s Representations and Warranties. Buyer hereby makes the following representations and warranties to Seller, which representations and warranties (i) are material and are being relied upon by Seller, and (ii) are true, complete and accurate, in all material respects, as of the date hereof and shall be true, complete and accurate, in all material respects, as of the Closing Date:

7.6.1 Authority. Buyer is a limited liability company duly formed and validly existing under the laws of the State of Delaware and is in good standing under the laws of the State of Colorado. Buyer has full power and lawful authority under Buyer’s organizational documents to enter into this Agreement and on or prior to the Closing shall have full power and lawful authority under Buyer’s organizational documents to execute and deliver all documents which are contemplated by this Agreement. In the event Buyer elects to close this transaction at the Closing, all actions necessary to confer such power and authority upon the persons executing this Agreement (and all documents which are contemplated by this Agreement to be executed on behalf of Buyer) have been taken.

7.6.2 No Bankruptcy. Buyer has not (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets or (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets.

7.7 Seller’s Indemnification. Subject to the provisions of Sections 7.3 and 12.16, in the event of the successful consummation and closing of the purchase of the Property by Buyer contemplated by this Agreement, Seller agrees to indemnify, defend (with counsel reasonably satisfactory to Buyer), protect and hold Buyer harmless from and against any and all Claims, Losses, Damages, and Expenses asserted against or incurred by Buyer on account of or as a result of any of the following:

(a) any breach or default by Seller under this Agreement, or under any Transaction Document (including, without limitation, of any representation or warranty hereunder or thereunder);

(b) any personal injury or property damage occurring in, under, on or around the Real Property prior to the Closing; but only to the extent that such injury or damage would be within the scope of coverage of a standard commercial general liability insurance policy; and

(c) any claim by the other contracting party thereto of any breach or default by Seller occurring prior to the Closing under any Contract;

7.7.2 Buyer’s Indemnification. Subject to the provisions of Section 12.15, in the event of the successful consummation and closing of the purchase of the Property by Buyer contemplated by this Agreement, Buyer agrees to indemnify, defend (with counsel reasonably satisfactory to Seller) and hold harmless Seller, from and against any and all Claims, Losses, Damages and Expenses asserted against or incurred by Seller on account of or as a result of any of the following:

(a) any breach or default by Buyer under this Agreement or under any Transaction Document (including, without limitation, with respect to any representation or warranty hereunder or thereunder);

(b) any personal injury or property damage occurring in, under, on or around (or with respect to) the Property (i) following the Closing, but only to the extent that such injury or damage would be within the scope of coverage of a standard commercial general liability insurance policy or (ii) in connection with Buyer’s or its employees, agents or consultants entry upon the Property before Closing under Section 3.1.6 above except to the extent arising out Seller’s gross negligence or willful misconduct; and

(c) any claim by the other contracting party thereto of any breach or default by Buyer of any of its obligations under any Approved Contract to be performed by Buyer for the first time following the Closing.

8. INFORMATION

8.1 Provided Information. From and after the date hereof and continuing through the date of the Closing or any sooner termination of this Agreement, Seller will deliver to Buyer, or make available for Buyer’s review at Seller’s offices located at Menlo Park, California, all of the documents and information described in Section 3.1.7 (collectively, the “Documents”).

9. CONDITIONS PRECEDENT

9.1 Buyer’s Conditions Precedent. The obligations of Buyer under this Agreement are contingent upon the satisfaction (or written waiver by Buyer) of each and all of the following conditions precedent (“Conditions Precedent”) on or before the Outside Closing Date (or such earlier date as shall be specified below with respect to a particular Condition Precedent):

9.1.1 Representations. Each and every representation and warranty of Seller set forth in Section 7.1 above shall be true, complete and correct in all material respects as of the Closing Date, as modified by any Pre-Closing Disclosures (other than any Pre-Closing Disclosures modifying any such representation or warranty of Seller which was materially untrue when it was originally made or which subsequently becomes untrue or inaccurate due to the fault of Seller or the material breach or default by Seller of any of the covenants of Seller made in this Agreement or in any Transaction Document). Notwithstanding the foregoing, if Seller makes any Pre-Closing Disclosure to Buyer which, taking in account all other Pre-Closing Disclosures, constitutes a Material Adverse Change, Buyer shall have the right to terminate this Agreement pursuant to the provisions of Section 7.2.

9.1.2 Title Policy. As of the Closing, the Title Company shall be irrevocably committed in form satisfactory to Buyer to issue the Title Policy (in the form, with the endorsements and subject only to the Permitted Exceptions called for by Section 4.2) at and as of Closing in accordance with Section 4.2 hereof. In addition, at the Closing, the personal property portion of the Property shall be subject to no lien, exception or encumbrance other than the Permitted Exceptions.

9.1.3 No Default. Seller shall not be in default under any, and shall have otherwise performed in full all, of its material obligations to be performed hereunder at or prior to the Closing.

9.1.4 Intentionally Omitted.

9.1.5 Tenant Estoppel Certificate. Seller hereby approves of the estoppel certificate attached hereto as Exhibit “M” (“Tenant Estoppel”), the original of which shall be delivered to Buyer at Closing. No other Tenant estoppel certificate shall be required in connection with this transaction.

9.1.6 No Material Adverse Change. Subject to the provisions of Section 4.3, the non-occurrence of a Material Adverse Change following the date hereof and prior to the Closing shall be a Condition Precedent of the Buyer’s obligations hereunder. For purposes of this Agreement, “Material Adverse Change” shall mean any change (from the facts as actually known to Buyer as of the end of Inspection Period with respect to all matters other than title matters and the Final Title Period with respect to title matters (“Buyer Knowledge Date”)) in the Project zoning and entitlements, Tenants, Leases, income stream, Tenant performance under the Leases, amenities, legal compliance or permits of the Project or the Property which, when taken into account with all other changes described in this Section 9.1.6 would have, as of the Closing, an aggregate negative impact on the market value of the Project (as compared to the market value without such changes) of Two Hundred Thousand Dollars ($200,000) or more, as reasonably estimated by Buyer.

9.2 Seller’s Conditions Precedent. The obligations of Seller under this Agreement are contingent upon the satisfaction (or written waiver by Seller) of each and all of the following Conditions Precedent on or before the Outside Closing Date:

9.2.1 No Default. Buyer shall not be in default under any of its material obligations to be performed hereunder at or prior to the Closing.

9.2.2 Representations. Each and every representation and warranty of Buyer set forth in Section 7.2 above shall be true, complete and correct in all material respects as of the Closing Date.

9.3 Failure of a Condition Precedent. If any condition precedent described in this Section 9 is not satisfied as of the Outside Closing Date, then the party for whose benefit that conditions exists may, at its option, (i) waive such condition and close this transaction, or (ii) terminate this Agreement by written notice thereof to Seller and to Escrow Holder and the Deposit shall be returned to Buyer, in which event the parties shall have no further right or obligation hereunder except for Buyer’s obligations which are expressly intended to survive. Buyer and Seller hereby acknowledge and agree that, upon the Closing, any claim that any condition precedent is not true and correct shall be automatically waived.

10. BROKERAGE

Neither party has had any contact or dealings regarding the Property through any licensed real estate broker or other persons who can claim a right to a commission or finder’s fee in connection with this transaction. If any party claims a commission or finder’s fee in this transaction, the party through whom the party makes its claim shall be responsible for said commission or fee and shall indemnify the other against all costs and expenses (including reasonable attorneys’ fees) incurred in defending against the same. This indemnification obligation shall survive the Closing or termination of this Agreement for any cause.

11. DEFAULTS AND REMEDIES

11.1 Seller Default. Subject to the provisions of Section 7.3 and the other provisions of this Section 11.2, in the event that Seller shall materially breach any covenant, agreement, representation, warranty or other obligation set forth in this Agreement or in any Transaction Document (a “Material Seller Default”), Buyer shall be entitled to pursue any right or remedy provided hereunder, at law or in equity, including, without limitation, specific performance. NOTWITHSTANDING THE FOREGOING, BUYER SHALL NOT HAVE (a) THE REMEDY OF SPECIFIC PERFORMANCE OR (b) THE RIGHT TO RECORD A LIS PENDENS AGAINST THE PROPERTY FOR ANY REASON WHATSOEVER UNLESS BUYER HAS PERFORMED ALL OF ITS OBLIGATIONS UNDER THIS AGREEMENT WHICH BUYER IS REQUIRED TO PERFORM TO CLOSE ESCROW, INCLUDING THE ACTUAL DEPOSIT IN ESCROW OF ALL FUNDS REQUIRED TO CLOSE ESCROW.

11.2 Buyer Default. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IF BUYER COMMITS A MATERIAL DEFAULT OF ITS OBLIGATIONS UNDER SECTION 5 OF THIS AGREEMENT (A “MATERIAL BUYER DEFAULT”) AND ON ACCOUNT THEREOF THIS AGREEMENT IS TERMINATED BY SELLER SO THAT THE CLOSING DOES NOT OCCUR, THE DEPOSIT SHALL BE FORFEITED TO SELLER AS LIQUIDATED DAMAGES (WHICH SHALL BE SELLER’S SOLE AND EXCLUSIVE REMEDY AGAINST BUYER WITH RESPECT TO ALL PROVISIONS OF THIS AGREEMENT AND NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS UNDER THIS AGREEMENT EXCEPT AS SET FORTH IN SECTION 12.15. SELLER AND BUYER ACKNOWLEDGE AND AGREE THAT (1) THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF AND BEARS A REASONABLE RELATIONSHIP TO THE DAMAGES THAT WOULD BE SUFFERED AND COSTS INCURRED BY SELLER AS A RESULT OF HAVING WITHDRAWN THE PROPERTY FROM SALE AND THE FAILURE OF CLOSING TO HAVE OCCURRED DUE TO A MATERIAL BUYER DEFAULT UNDER THIS AGREEMENT; (2) THE ACTUAL DAMAGES SUFFERED AND COSTS INCURRED BY SELLER AS A RESULT OF SUCH WITHDRAWAL AND FAILURE TO CLOSE DUE TO A MATERIAL BUYER DEFAULT UNDER THIS AGREEMENT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICAL TO DETERMINE; (3) BUYER SEEKS TO LIMIT ITS LIABILITY UNDER THIS AGREEMENT TO THE AMOUNT OF THE DEPOSIT IN THE EVENT THIS AGREEMENT IS TERMINATED AND THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT DOES NOT CLOSE DUE TO A MATERIAL BUYER DEFAULT UNDER THIS AGREEMENT; AND (4) THE AMOUNT OF THE DEPOSIT SHALL BE AND CONSTITUTE REASONABLE AND VALID LIQUIDATED DAMAGES.

Initials of Seller:	Initials of Buyer:

11.3 Survival. The provisions of this Section 11 shall survive the Closing or termination of this Agreement for a period of six (6) months.

12. MISCELLANEOUS

12.1 Assignment. Buyer shall have the right to assign this Contract or any of its rights hereunder with the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed; provided, however, (i) such assignee shall assume all of the obligations of Buyer hereunder, and (ii) Buyer shall remain liable for all of its duties and obligations hereunder. Notwithstanding the foregoing, Buyer may, with notice but without prior written consent of Seller, assign its rights under this Agreement to an entity controlling, controlled by, or under common control with Buyer, the State of California Public Employees’ Retirement System, a unit of the State and Consumer Services Agency of the State of California (“CalPERS”), Global Innovation Partners, LLC, a Delaware limited liability company (“GIP”), Global Innovation Manager, LLC, a Delaware limited liability company (“GIM”), Global Innovation Contributors, LLC, a Delaware limited liability company (“GIC”) or any entity at least fifty percent (50%) of the beneficial interest in which is directly or indirectly held by some combination of CalPERS, GIP, GIM or GIC (collectively, “Permitted Assignees”).

12.2 Entire Agreement. This document represents the final and complete agreement between the parties with respect to the subject matter hereof and supersedes all other prior or contemporaneous agreements, communications or representations, whether oral or written, express or implied. The parties acknowledge and agree that they may not and are not relying on any representation, promise, inducement, or other statement, whether oral or written and by whomever made, that is not contained expressly in this Agreement. This Agreement may only be modified by a written instrument signed by representatives authorized to bind both parties. Oral modifications are unenforceable.

12.3 Time.Time is of the essence of this Agreement. In the computation of any period of time provided for in this Agreement or by law, the day of the act or event from which the period of time runs shall be excluded, and the last day of such period shall be included, unless it is a Saturday, Sunday, or legal holiday, in which case the period shall be deemed to run until the end of the next day which is not a Saturday, Sunday, or legal holiday.

12.4 Notices. All notices, demands, and requests that may be given or that are required to be given by either party to the other hereunder shall be in writing and any such notices, demands and requests shall be deemed to have been delivered and received (i) when actually delivered, (ii) one (1) day after being deposited with a nationally recognized overnight courier service, charges prepaid, and properly addressed, or (iii) when sent by facsimile properly addressed and a confirmation of transmission is received by the sender. For purposes of this Contract, the proper address of the parties hereto shall be as follows:

SELLER:

Global Concord Operating Company, LLC,

c/o Global Innovation Partners, LLC

865 South Figueroa Street, Suite 3500

Los Angeles, CA 90017

Attention: Chris Kenney

Fax No. (213) 683-4336

With a copy to:

Paul, Hastings, Janofsky & Walker LLP

515 S. Flower Street, 25th Floor

Los Angeles, CA 90071

Attention: David A. Blumenfeld, Esq.

Fax No. (213) 627-0705

Fax:        714-384-4320

BUYER:

Digital Concord Center, LLC

2730 Sand Hill Road

Suite 280

Menlo Park, California 94025

Attn: Mr. Michael F. Foust

Phone: (650) 233-3600

Fax: (650) 233-3601

with a copy to:

Latham & Watkins LLP

633 West Fifth Street, Suite 4000

Los Angeles, CA 90071-2007

Attn: Mr. Andrew Kirsh, Esq.

Either party may, by written notice delivered to the other, change the address to which delivery shall thereafter be made. Such change of address shall be effective three (3) business days after notice thereof is sent to the other party.

12.5 Law. This Agreement is entered into and shall be governed by and construed in accordance with the laws of the State of Colorado (without giving effect to its choice of law principles).

12.6 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and is intended to be binding when all parties have delivered their signatures to the other parties. Signatures may be delivered by facsimile transmission. All counterparts shall be deemed an original of this Agreement.

12.7 Waiver. No consent or waiver by either party to or of any breach or nonperformance of any representation, condition, covenant or warranty shall be enforceable unless in a writing signed by the party entitled to enforce performance, and such signed consent or waiver shall not be construed as a consent to or waiver of any other breach or non-performance of the same or any other representation, condition, covenant, or warranty.

12.8 Severability. If any term, covenant or condition of this Agreement or its application to any person or circumstances shall be held to be illegal, invalid or unenforceable, the remainder of this Agreement or the application of such term or provisions to other persons or circumstances shall not be affected, and each term hereof shall be legal, valid and enforceable to the fullest extent permitted by law, unless an essential purpose of this Agreement would be defeated by the loss of the illegal, unenforceable, or invalid provision. In the event of such partial invalidity, the parties shall seek in good faith to agree on replacing any such legally invalid provisions with valid provisions which, in effect, will, from an economic viewpoint, most nearly and fairly approach the effect of the invalid provision and the intent of the parties in entering into this Agreement.

12.9 Jury. THE PARTIES HERETO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM BROUGHT BY EITHER OF THE PARTIES AGAINST THE OTHER REGARDING ANY MATTERS ARISING OUT OF THIS AGREEMENT.

12.10 Further Assurances. Each party agrees to perform, execute and deliver, on and after the Closing, such further actions and documents as may be reasonably necessary or requested to more fully effectuate the purposes, terms and intent of this Agreement and the conveyances contemplated herein, provided that such documents are consistent with the terms of this Agreement, and do not increase Seller’s or Buyer’s obligations hereunder or subject Seller or Buyer to additional liability not otherwise contemplated by his Agreement.

12.11 Attorneys’ Fees. In the event of any dispute between the parties, whether based on contract, tort or other cause of action or involving bankruptcy or similar proceedings, in any way related to this Agreement or the Property, the non-prevailing party shall pay to the prevailing party all reasonable attorneys’ fees and costs and expenses of any type, without restriction by statute, court rule or otherwise, incurred by the prevailing party in connection with any action or proceeding (including arbitration proceedings, any appeals and the enforcement of any judgment or award), whether or not the dispute is litigated or prosecuted to final judgment. Notwithstanding any provision of this Agreement to the contrary, any fees and costs incurred in enforcing a judgment shall be recoverable separately from any other amount included in the judgment and shall survive and not be merged in the judgment and shall not be subject to any limitations set forth in Section 11.

12.12 Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto. The captions preceding the text of each Section are included for convenience of reference only and shall be disregarded in the construction and interpretation of this agreement.

12.13 No Third-Party Beneficiaries. This Agreement shall benefit only Buyer and Seller, and their permitted successors and assigns, and no other person or entity shall have any rights hereunder.

12.14 Reporting Person. In order to comply with the information reporting requirements of Section 6045(e) of the Code of 1986, as amended, and the Treasury Regulations thereunder, the parties agree (i) to execute an IRS Form 1099-S Designation Agreement to designate the Escrowee as the party who shall be responsible for reporting the contemplated sale of the Property to the Internal Revenue Service (the “IRS”) on IRS Form 1099-S and (ii) to provide the Escrowee with the information necessary to complete Form 1099-S.

12.15 Limited Liability of Buyer. Notwithstanding any provision of this Agreement to the contrary, the liabilities and obligations of Buyer hereunder (and under all documents delivered in connection herewith) (collectively, “Transaction Documents”) shall be the liabilities of Buyer only, and shall not be the liabilities or obligations of CalPERS, GIM, GIC, Global Innovation Partners, any affiliate of either of such parties, or any present or future officer, director, employee, trustee, member, retirant, beneficiary, internal investment contractor, manager, investment manager or agent of any of the same. Any recourse by Seller for any breach or default of Buyer under this Agreement or with respect to any liability or obligation related thereto shall be solely against Buyer and the assets of Buyer and there shall be no recourse on account of any such breach or default (or with respect to any such liability or obligation) against CalPERS, GIM, GIC, Global Innovation Partners, any affiliate of either of such parties, or any present or future officer, director, employee, trustee, member, retirant, beneficiary, internal investment contractor, manager, investment manager or agent of any of the same.

12.16 Limited Liability of Seller. Notwithstanding any provision of this Agreement to the contrary, the liabilities and obligations of Seller hereunder (and under all Transaction Documents)

shall be the liabilities of Seller only, and shall not be the liabilities or obligations of any affiliate of Seller, or any present or future officer, director, employee, trustee, member, retirant, beneficiary, internal investment contractor, manager, investment manager or agent of any of the same. Any recourse by Buyer for any breach or default of Seller under this Agreement or with respect to any liability or obligation related thereto shall be solely against Seller and the assets of Seller and there shall be no recourse on account of any such breach or default (or with respect to any such liability or obligation) against any affiliate of either of such parties, or any present or future officer, director, employee, trustee, member, retirant, beneficiary, internal investment contractor, manager, investment manager or agent of any of the same.

12.17 No Solicitations. From the Effective Date through the earlier to occur of (a) the Closing, or (b) the termination of this Agreement, either in accordance with the terms hereof, by operation of law, or otherwise, Seller shall not (i) accept any offer to purchase the Property, or enter into any other contracts with any party other than Buyer (or its designee or assigns in accordance with the terms hereof) contemplating a sale of the Property or any portion thereof or interest therein to such party, or (ii) solicit or inquire as to any purchase offer, letter of intent or interest or other inquiry concerning sale of the Property or any portion thereof or any interest therein from any other party or engage in any substantive discussions or communications or interest or other inquiry concerning sale of the Property or any portion thereof or interest therein.

IN WITNESS WHEREOF, this Agreement was executed on the day and year first above written.

SELLER:

GLOBAL CONCORD OPERATING COMPANY, LLC
a Delaware limited liability company

By:	GLOBAL CONCORD ACQUISITION COMPANY, LLC,
a Delaware limited liability company,
its member and manager

	By:	GLOBAL INNOVATION PARTNERS, LLC,
a Delaware limited liability company,
its sole member and manager

		By:	GLOBAL INNOVATION MANAGER, LLC,
a Delaware limited liability company
its manager

			By:	/s/ ERIC HARRISON
Eric Harrison, Managing Director

BUYER:

DIGITAL CONCORD CENTER, LLC,
a Delaware limited liability company

By:	DIGITAL REALTY TRUST, L.P.,
a Maryland limited partnership,
its Member and Manager

	By:	DIGITAL REALTY TRUST, INC.,
a Maryland corporation,
its General Partner

		By:	/s/ A. WILLIAM STEIN
A. William Stein,
Chief Financial Officer & Chief Investment Officer